OIL SHOWS IN KEY WELLS DRIVE SENTRY PETROLEUM’S WINTER 2011 DRILLING CAMPAIGN - DRILL READY PROSPECTS DEFINED

Denver, Colorado (FSC – December 2, 2010) Sentry Petroleum Ltd. (OTC Bulletin Board: SPLM), owner and operator of one of Austral-Asia’s largest exploration and appraisal portfolios announced today key advances to its exploration and appraisal portfolio. The Company has now set the stage for its upcoming Winter 2011 appraisal drilling campaign that is anticipated to commence in March 2011.

A Sentry Petroleum spokesperson advised today that the company has completed extensive geophysical analysis on ATP 865 and ATP 866, encompassing 3.17 million acres of oil and gas leases. The analysis included the reinterpretation of all existing open-file technical data. Total data analysed comprised over 9,000 km of 2D seismic, well logs and well reports for over 70 petroleum exploration wells. Sentry’s work has resulted in the identification of numerous prospects and leads, including what it believes are three drill-ready Prospects.

Preliminary Company estimates suggest the three drill ready prospects, Ravenscourt, Wade Hill and Sherwood Park, could contain initial in place volumes of 68 million barrels of oil, 210 billion cubic feet (bcf), and 170 bcf of gas respectively, if successful.

Dr. Rajeswaran, Sentry President and CEO commented “Of particular interest is Rosebank-1 where oil shows in the Devonian Etonvale Formation have been encountered. Initial geophysical interpretation indicates there is a wedge of higher porosity formation overlying the domal feature targeted by this well. The oil show is believed to come from the up dip thin portion of this wedge. The proposed Ravenscourt-1 well will target a thicker and a better quality reservoir downdip of Rosebank-1 within the same structure.”

The proposed Wade Hill-1 well will target Devonian age formations and resembles the Gilmore gas field. The Gilmore Gas Field is 85 km to the north. The Wade Hill structure is expected to be larger than Gilmore with an estimated capacity to hold 210 bcf. The Sherwood Park prospect is an upper Devonian play, and is targeting a 170 bcf gas target.

In addition to the three drill ready prospects, a high quality lead has been identified in the Permian Channels between the Rosebank-1 and Dartmouth-1 exploration wells. Both these wells had oil shows, with Dartmouth-1 intersecting very good porosity in the Permian section. The main trap targeted has the potential to hold 124 million barrels of oil.

The Company cautions that the estimated quantities of oil and gas disclosed in this press release represent an estimate of the maximum potential of the noted prospects based strictly on a review of technical data that is publicly available and are not intended to be construed in any manner as an estimate of any classification of reserves. A great deal of exploration is required before any estimated classification of reserves can be compiled. The Company’s upcoming Winter 2011 appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically.

The Company’s upcoming Winter 2011 appraisal drilling schedule will be announced in the coming weeks.

About Sentry Petroleum:

Sentry Petroleum is an American energy company with 10,600 sq. miles of oil, gas and coal seam gas rights in Queensland Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Our strategy is to drill our prospects and leads and independently certify the results. The Company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale.

Contact:

Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.